Exhibit 99.2

Relay Therapeutics Reports Second Quarter 2026 Financial Results and Corporate Updates

Selected zovegalisib plus atirmociclib as go-forward triplet regimen for 1L breast cancer; Phase 3 1L trial in endocrine-sensitive patients expected to initiate in early 2027, subject to regulatory feedback

Presented initial positive clinical data from Phase 1/2 ReInspire trial in vascular anomalies at the ISSVA World Congress 2026 and opened expansion cohorts

Continued execution of ongoing Phase 3 ReDiscover-2 trial in 2L breast cancer

Approximately $911 million in cash, cash equivalents and investments at end of Q2 2026

Cambridge, Mass. – August 6, 2026 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease, today reported second quarter 2026 financial results and corporate updates.

“The second quarter marked continued momentum across our zovegalisib program, with advances in our frontline breast cancer development strategy and the presentation of initial clinical data at ISSVA 2026 for zovegalisib in patients with vascular anomalies,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “This progress, including the ongoing Phase 3 trial in second-line breast cancer and the triplet combination work to support development in frontline breast cancer, reinforces the promise of mutant-selective PI3Kα inhibition and strengthens our confidence in zovegalisib's potential across multiple patient populations. Supported by a strong cash position with expected runway into 2029, we continue to focus on the execution of several clinical and regulatory milestones expected for zovegalisib this year as we work to develop potentially life-changing therapies for patients living with cancer and genetic disease.”

Corporate Highlights

Second-line (2L) Breast Cancer

•
Continued to execute on the Phase 3 ReDiscover-2 trial of zovegalisib + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer

Front-line (1L) Breast Cancer

•
Announced clinical data for zovegalisib plus atirmociclib triplet combination, plans for 1L breast cancer study, and clinical supply agreement with Pfizer
o
Compelling efficacy and tolerability data presented for zovegalisib triplet in median third-line (3L) patients with PI3Kα-mutated, HR+/HER2- metastatic breast cancer
▪
44% objective response rate (ORR) reported in heavily pre-treated CDK4/6-experienced patients (median 3L) at unoptimized doses and ORR was similar across kinase and non-kinase PIK3CA mutations
▪
Adverse events were consistent with those previously reported by each molecule

o
Phase 3 1L trial in patients with endocrine-sensitive breast cancer expected to initiate in early 2027, subject to regulatory feedback
▪
Pfizer agreed to supply atirmociclib for the experimental arm and the palbociclib portion of the control arm for use in the planned study, and Relay will retain full global rights for zovegalisib
•
Continued to execute the Phase 1/2 ReDiscover trial, advancing the ongoing triplet cohorts with zovegalisib + atirmociclib + endocrine therapy

Vascular Anomalies

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Presented initial clinical data from the Phase 1/2 ReInspire trial of zovegalisib in vascular anomalies at the International Society for the Study of Vascular Anomalies (ISSVA) World Congress 2026
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In the Part 1 dose randomization portion of the study for adults and adolescents ages 12 and up, 60% of patients achieved a volumetric response at the earliest time point (12 weeks)
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Nearly all patients experienced symptomatic improvement at 12 weeks while maintaining a safety and tolerability profile showing the potential for chronic use
•
Opened expansion cohorts for adults and adolescents and continued dose escalation for pediatric patients age 6-11 in the Phase 1/2 ReInspire trial to further evaluate zovegalisib in patients with PIK3CA-driven vascular anomalies

NRAS Selective Inhibitor: RLY-8161

•
Continued execution of the Phase 1/2 clinical trial for RLY-8161, a NRAS-selective inhibitor, in patients with NRAS-mutant melanoma and other NRAS-mutant solid tumors

Corporate

•
Raised approximately $316 million of gross proceeds in an underwritten follow-on public offering in May 2026

Anticipated Milestones:

Breast Cancer

•
Enrollment update for ongoing Phase 3 ReDiscover-2 trial in 2L breast cancer by year-end 2026
•
Regulatory update to confirm design for planned Phase 3 trial in 1L endocrine sensitive breast cancer by year-end 2026
•
Data update for Phase 1/2 triplet combination in 1H 2027

Vascular Anomalies

•
Data and regulatory update by year-end 2026

Second Quarter 2026 Financial Results

Cash, Cash Equivalents and Investments: As of June 30, 2026, cash, cash equivalents and investments totaled $910.9 million, as compared to $642.1 million as of March 31, 2026. The increase in cash is primarily due to net proceeds from the underwritten follow-on public offering in May 2026. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

Revenue: Revenue was $0.4 million for the second quarter of 2026, as compared to $0.7 million for the second quarter of 2025. The revenue recognized in each period was under the company's Exclusive License Agreement with Elevar Therapeutics, Inc.

R&D Expenses: Research and development expenses were $76.5 million for the second quarter of 2026, as compared to $63.9 million for the second quarter of 2025. The increase of $12.6 million was primarily due to increases in costs across ongoing clinical trials for zovegalisib, partially offset by the impact from strategic choices made to streamline the research organization prior to 2026.

G&A Expenses: General and administrative expenses were $14.7 million for the second quarter of 2026, as compared to $13.6 million for the second quarter of 2025. The increase of $1.1 million was primarily due to increased legal expenses, offset by decreases in employee compensation costs, including stock compensation expense.

Net Loss: Net loss was $83.7 million for the second quarter of 2026, or a net loss per share of $0.41, as compared to a net loss of $70.4 million for the second quarter of 2025, or a net loss per share of $0.41.

About Zovegalisib

Zovegalisib is the lead program in Relay Therapeutics’ efforts to discover and develop mutant-selective inhibitors of PI3Kα, the most frequently mutated kinase in all cancers and all vascular anomalies. Zovegalisib has the potential, if approved, to address a significant portion of the approximately 140,000 patients with HR+/HER2- breast cancer with a PI3Kα mutation and the estimated 170,000 patients with vascular anomalies driven by a PI3Kα mutation per year in the United States, one of the largest patient populations for a precision medicine.

Traditionally, the development of PI3Kα inhibitors has focused on the active, or orthosteric, site. The therapeutic index of orthosteric inhibitors is limited by the lack of clinically meaningful selectivity for mutant versus wild-type (WT) PI3Kα and off-isoform activity. Toxicity related to inhibition of WT PI3Kα and other PI3K isoforms results in sub-optimal inhibition of mutant PI3Kα with reductions in dose intensity and frequent discontinuation. The Dynamo® platform enabled the discovery of zovegalisib, the first known allosteric, pan-mutant, and isoform-selective PI3Kα inhibitor, designed to overcome these limitations. Relay Therapeutics solved the full-length cryo-EM structure of PI3Kα, performed computational long time-scale molecular dynamic simulations to elucidate conformational differences between WT and mutant PI3Kα, and leveraged these insights to support the design of zovegalisib. Zovegalisib is currently being evaluated in multiple metastatic breast cancer studies and a Phase 1/2 study designed to treat patients with PIK3CA (PI3Kα) mutation-driven vascular anomalies. For more information on zovegalisib, please visit here.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease. Relay Therapeutics’ Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ lead clinical asset, zovegalisib, is the first pan-mutant selective PI3Kα inhibitor to enter clinical development and is currently in a Phase 3 clinical trial (ReDiscover-2) in HR+/HER2- metastatic breast cancer. Zovegalisib is also being investigated in a group of genetic disease indications called PI3Kα-driven vascular anomalies. Relay Therapeutics’ pipeline also includes programs for NRAS-driven solid tumors and Fabry disease. For more information, please visit www.relaytx.com or follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio, including zovegalisib and RLY-8161; the timing of clinical data readouts for zovegalisib; the expected therapeutic benefits and potential efficacy and tolerability of zovegalisib, both as a monotherapy and in combination with other agents, and its other programs; the clinical data for zovegalisib; the interactions with regulatory authorities and any related approvals; the potential commercialization and market opportunity for zovegalisib; and the cash runway projection and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Mitch Maisel

mmaisel@relaytx.com

Media:

Katie Engleman

1AB

919-333-7722

katie@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and other revenue	$350	$677	$3,350	$8,355
Total revenue	350	677	3,350	8,355
Operating expenses:
Research and development expenses	$76,483	$63,897	$147,046	$137,706
General and administrative expenses	14,691	13,627	25,718	32,366
Total operating expenses	91,174	77,524	172,764	170,072
Loss from operations	(90,824)	(76,847)	(169,414)	(161,717)
Other income:
Interest income	7,115	7,105	12,467	14,918
Other expense	2	(633)	(51)	(641)
Total other income, net	7,117	6,472	12,416	14,277
Net loss	$(83,707)	$(70,375)	$(156,998)	$(147,440)
Net loss per share, basic and diluted	$(0.41)	$(0.41)	$(0.82)	$(0.87)
Weighted average shares of common stock, basic and diluted	202,849,466	171,264,622	191,412,839	170,254,500
Other comprehensive (loss) income:
Unrealized holding (loss) gain	(1,381)	(201)	(2,286)	828
Total other comprehensive (loss) income	(1,381)	(201)	(2,286)	828
Total comprehensive loss	$(85,088)	$(70,576)	$(159,284)	$(146,612)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$910,934	$554,518
Working capital (1)	877,278	552,701
Total assets	967,457	621,331
Total liabilities	77,448	54,271
Total stockholders’ equity	890,009	567,060
Restricted cash	1,336	1,336

(1) Working capital is defined as current assets less current liabilities.